EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of ASP Isotopes Inc. on Form S-8 to be filed on or about June 12, 2024 of our report dated April 10, 2024, on our audits of the financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which report was included in the Annual Report on Form 10-K filed April 10, 2024. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP Iselin, New Jersey June 12, 2024